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                                                                     Exhibit 8.1






                                   September 3, 1998



Eaglemark, Inc.
4150 Technology Way
Carson City, Nevada 89706

     Re:  Harley-Davidson Motorcycle Contract Backed Notes and
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          Harley-Davidson Motorcycle Contract Backed Certificates
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Ladies and Gentlemen:

          We have acted as special federal tax counsel to the Harley-Davidson Eaglemark Motorcycle Trusts (each, a "TRUST") referred to below in connection with the filing by Eaglemark, Inc., a Nevada corporation (the "COMPANY"), as sponsor of the Trusts, of the registration statement on Form S-3 (such registration statement, together with the exhibits and any amendments thereto, the "REGISTRATION STATEMENT"), registering up to $1,200,000,000 aggregate principal amount of asset-backed notes (the "NOTES") and asset-backed certificates (the "CERTIFICATES" and, together with the Notes, the "SECURITIES"). The Registration Statement has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "SECURITIES ACT"). As described in the Registration Statement, the Securities will be issued from time to time in one or more series (each, a "SERIES"). Each Series of Securities is to be issued under and pursuant to the terms of a separate Pooling and Servicing Agreement or Sale and Servicing Agreement, Trust Agreement and Indenture and sold from time to time pursuant to certain underwriting agreements (collectively, the "AGREEMENTS" and each, individually, an "AGREEMENT"). Capitalized terms used but not defined herein have the meanings given to them in the Registration Statement.

     We have advised the Registrant with respect to certain federal income tax consequences of the proposed issuance of the Securities. This advice is summarized under the headings "Summary of Terms -- Tax Status" and "Certain Federal Income Tax Consequences" in the prospectus relating to the Securities (the "Prospectus"), all a part of the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), for the registration of the Securities under the Act. Such description does not purport to discuss all possible federal income tax ramifications of the proposed issuance, but with respect to those tax consequences that are discussed, in our opinion, the description is accurate in all material respects. Furthermore, we hereby confirm that, as specified in the Prospectus, we will provide an opinion to the trust specified in the related prospectus supplement that (i) with respect to a trust as to which a partnership election is made, the trust will not be classified as an association taxable as a corporation or a publicly traded partnership


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taxable as a corporation, (ii) with respect to a trust as to which no partnership election is made, the trust will not be classified as an association taxable as a corporation and that such trust will be classified as a grantor trust under Internal Revenue Code of 1986, as amended, and (iii) unless otherwise specified in the related prospectus supplement, the Notes will be classified as debt for federal income tax purposes.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to a reference to this firm (as counsel to the Registrant) under the headings "Summary of Terms --Tax Status" and "Legal Matters" in the Prospectus forming a part of the Registration Statement, without implying or admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

                              Very truly yours,


                              /s/ Winston & Strawn